Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Short Leverage Securities linked to the S&P 500® Total Return Index due October 8, 2013	$2,010,451.73	$274.23
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated September 14, 2012)

UBS AG Short Leverage Securities
Linked to the S&P 500® Total Return Index

UBS AG $2,010,451.73 Securities Linked to the S&P 500® Total Return Index due October 8, 2013

Investment Description

Short Leverage Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) with returns linked to the inverse performance of the S&P 500® Total Return Index (the “underlying index”). The Securities are designed to replicate a leveraged, short position in the underlying index. Each $10.00 principal amount of the Securities is being offered for $10.00 plus an upfront fee. If the Securities have not been redeemed prior to maturity, for each $10.00 Security, UBS will pay you at maturity a cash payment per Security equal to (i) $10.00 plus a return equal to double the inverse index return, plus (ii) the interest amount, minus (iii) the accrued borrow cost. The amount payable, if any, will never be less than zero. The Securities will be subject to automatic early redemption if either (i) the underlying index level at any time during the period from, but excluding, the trade date to, and including the final valuation date is greater than the early redemption level or (ii) upon the occurrence of a hedging disruption event (in either case, an “early redemption event”). An early redemption event caused by a breach of the early redemption level will likely result in the loss of a substantial portion, or all, of your principal amount. Investors will not receive any periodic interest payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. In addition to being subject to the upfront fee and the accrued borrow cost, your return on the Securities will be reduced by any positive performance of the underlying index on a leveraged basis resulting in a loss of more than the positive index return. You will have a loss on your investment if the index return is positive or not sufficiently negative to offset the effect of the upfront fee and the accrued borrow cost (after taking into account the interest amount). Any payment on the Securities is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and could lose your entire investment.

Features
☐	Leveraged Inverse Exposure: The Securities provide leveraged short exposure to any positive or negative returns of the underlying index from the trade date to the relevant valuation date. Therefore, if you have a bearish view of the underlying index or want to hedge a position in the underlying index, the Securities provide the opportunity to multiply the absolute value of any negative return of the underlying index, plus the interest amount, minus the accrued borrow cost and less the effect of the upfront fee. However, if the underlying index appreciates, after taking into account the upfront fee, accrued borrow costs and interest, you would experience a loss that is more than the appreciation of the underlying index.
☐	Early Redemption: UBS will automatically redeem the Securities early if either (i) the underlying index level at any time during the period from, but excluding, the trade date to, and including the final valuation date is greater than the early redemption level or (ii) upon the occurrence of a hedging disruption event. An early redemption event caused by a breach of the early redemption level would likely result in the loss of a substantial portion, or all, of your principal amount. You may also elect to have UBS redeem the Securities early during the optional redemption period provided you comply with the optional early redemption requirements detailed on page 7, including the minimum redemption of 100,000 Securities ($1,000,000 aggregate principal amount).

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE A LEVERAGE FACTOR WHICH INCREASES THE MARKET RISK OF THE UNDERLYING INDEX. THIS LEVERAGE RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 11 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE SHORT LEVERAGE SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering*

These terms relate to an offering of the Securities with a maturity of approximately 1 year. The Securities offered hereby are linked to the S&P 500® Total Return Index.

Underlying Index	Index Ticker	Initial Level	Term	Trade Date	Settlement Date	Final Valuation Date	Maturity Date	CUSIP/ISIN
S&P 500® Total Return Index	SPXT	2513.93	Approximately 1 year	September 28, 2012	October 3, 2012	October 2, 2013	October 8, 2013	90269V439/ US90269V4398

See “Additional Information about UBS and the Securities” on page 3. The Securities will have the terms set forth in the Short Leverage Securities product supplement relating to the Securities, the accompanying prospectus and this pricing supplement.

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated September 28, 2012

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
1-year Securities Linked to the S&P 500® Total Return Index	$2,010,451.73	$10.255	$49,991.73	$0.255	$1,960,460.00	$10.00

The issue price of the Securities exceeds the $10.00 principal amount per Security by the amount of the upfront fee detailed in the table above as underwriting compensation. Of that upfront fee, $0.055 represents a structuring fee paid to UBS Securities LLC and the remainder represents an underwriting discount received by UBS Financial Services Inc.

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for this offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC web site at www.sec.gov as follows:

➢	Product Supplement dated September 14, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000313/c323838_690770-424b2.htm

➢	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

➢	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “ Short Leverage Securities” or the “Securities” refer to different Securities that are offered hereby. References to the “Short Leverage Securities product supplement” or “product supplement” mean the UBS product supplement, dated September 14, 2012, references to the “index supplement” mean the UBS Index Supplement, dated January 24, 2012 and references to ``accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks'' beginning on page 11 and in “Risk Factors'' in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

➢	You understand the risks inherent in an investment in the Securities, including the leverage risk and risk of loss of your entire initial investment.
➢	You seek leveraged short exposure to the underlying index.
➢	You can tolerate a loss of all or a substantial portion of your investment in the Securities.
➢	You believe that the level of the underlying index will decrease sufficiently over the term of the Securities to offset the effect of the upfront fee and the accrued borrow cost.
➢	You can tolerate the potentially large movements positively and negatively in the value of the Securities prior to maturity.
➢	You are willing to hold the Securities to maturity, a term of approximately 1 year, but can tolerate an automatic early redemption of the Securities, which if caused by a breach of the early redemption level will likely result in a significant or complete loss on your investment.
➢	You do not seek periodic income from your investment.
➢	You are not seeking an investment for which there will be an active secondary market.
➢	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you.

The Securities may not be suitable for you if:

➢	You do not understand the risks inherent in an investment in the Securities, including the leverage risk and risk of loss of your entire initial investment.
➢	You are not seeking leveraged short exposure to the underlying index.
➢	You seek an investment designed to return the full principal amount at maturity.
➢	You cannot tolerate a loss of all or a substantial portion of your investment in the Securities.
➢	You believe that the level of the underlying index will increase over the term of the Securities or will not decrease sufficiently to offset the effect of the upfront fee and the accrued borrow cost.
➢	You are unable or unwilling to hold the Securities to maturity, a term of approximately 1 year.
➢	You cannot tolerate an automatic early redemption of the Securities.
➢	You seek periodic income from your investment.
➢	You seek an investment for which there will be an active secondary market.
➢	You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.
➢	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 11 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Issue Price per Security	$10.00 plus the upfront fee set forth on the cover of this pricing supplement. The Securities are offered at a minimum investment of 100 Securities.
Principal Amount per Security	$10.00
Underlying Index	S&P 500® Total Return Index
Leverage Factor	2
Payment at Maturity or upon an Early Redemption	Unless your Securities are redeemed early, on the maturity date UBS will pay you a cash payment per Security equal to the redemption amount.
If your Securities are redeemed early pursuant to an optional early redemption or an early redemption event, UBS will pay you a cash payment per Security equal to the redemption amount five business days following the applicable valuation date (the “early redemption settlement date”), and no further amounts will be owed to you under the Securities.
Redemption Amount	For each $10.00 Security, an amount equal to (i) the product of (a) the principal amount and (b) 1 - (leverage factor × index return), plus (ii) the interest amount, minus (iii) the accrued borrow cost.
Expressed as a formula: $10.00 × [1 – (leveraged factor × index return)] + interest amount – accrued borrow cost
Any negative redemption amount will be deemed to be equal to zero. Therefore, your maximum loss under the Securities is your full initial investment.
In addition to being subject to the upfront fee and the accrued borrow cost, your return on the Securities will be reduced by any positive performance of the underlying index on a leveraged basis. You will have a loss on your investment if the index return is positive or not sufficiently negative to offset the effect of the upfront fee and the accrued borrow cost (after taking into account the interest amount).
Index Return	Final Level – Initial Level Initial Level
Initial Level	2513.93, which is the closing level of the underlying index on the trade date.
Final Level	The closing level of the underlying index on the applicable valuation date.
Valuation Date	If an early redemption event occurs, the applicable valuation date will be that day (or the following trading day if such early redemption event occurs on a day that is not a trading day). If the Securities are subject to an optional early redemption, the applicable valuation date will be the first trading day following the effective date of your election to redeem the Securities in accordance with the redemption procedures described herein on page 7 (the “redemption notice date”).
For determining the redemption amount at maturity, the applicable valuation date will be the final valuation date.
The applicable valuation date is subject to postponement upon the occurrence of a market disruption event as described in the product supplement. For avoidance of doubt, if an early redemption event occurs on the redemption notice date, the applicable valuation date will be that day (or the following trading day if such early redemption event occurs on a day that is not a trading day).
Interest Amount	An amount equal to the amount of interest accrued on the interest notional at a rate per annum equal to overnight USD LIBOR calculated on the basis of actual number of calendar days elapsed divided by 360 and compounded on each business day during the accrual period.

Interest Notional	An amount equal to the product of the principal amount multiplied by 3.
Accrual Period/ Observation Period	The period from, but excluding, the trade date to, and including the applicable valuation date.
Overnight USD LIBOR	As of any calendar day during the accrual period, the London interbank offered rate (British Banker’s Association) for overnight deposits in U.S. dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the calculation agent), as of 11:00 a.m., London time, on the day that is one LIBOR business day prior to such date of determination.
LIBOR Business Day	Any trading day other than a day on which banking institutions in the city of London, England are authorized or obligated by law or executive order to be closed.
Accrued Borrow Cost	The sum of the daily borrow costs calculated for each calendar day during the accrual period.
Daily Borrow Cost:	For each calendar day during the accrual period, the daily borrow cost is equal to the quotient of (i) the borrow notional multiplied by the borrow rate, divided by (ii) 360.
Borrow Notional	As of any calendar day during the accrual period, an amount equal to the product of (i) the principal amount, multiplied by (ii) the leverage factor, multiplied by (iii) the quotient of (a) the closing level of the underlying index on the immediately preceding index business day, divided by (b) the initial level.
Borrow Rate	As of any calendar day during the accrual period, the reference rate plus the greater of (i) zero and (ii) the overnight USD LIBOR minus the Fed Funds Open Rate.
Reference Rate	0.15% per annum.
Fed Funds Open Rate	As of any calendar day during the accrual period, the rate for U.S. dollar federal funds on such day as displayed on Bloomberg Professional service (“Bloomberg”) page “FEDSOPEN <Index>” or any other successor page for determining such rate available on Bloomberg. The Fed Funds Open Rate for a calendar day which is not a business day shall be deemed to be the Fed Funds Open Rate as of the previous day that was a business day.
Optional Early Redemption	You may elect to require UBS to redeem your Securities on any business day during the optional redemption period (subject to the minimum redemption amount of at least 100,000 Securities), as further described herein on page 7.
Early Redemption Event	The Securities will be automatically redeemed early if (i) the underlying index level at any time on any index business day during the observation period is greater than the early redemption level or (ii) a hedging disruption event occurs as described herein on page 14.
Upon the occurrence of an early redemption event due to a breach of the early redemption level, any redemption amount paid by UBS will likely be significantly less than your initial investment in the Securities and could be zero.
Early Redemption Level	3393.81, which is 135% of the initial level.
Underlying Index Level	As of any time on any index business day during the observation period, the level of the underlying index published at such time on such day on the Bloomberg page “SPXT <INDEX>”.
Index Business Day	Any trading day on which the underlying index is calculated and published by the index sponsor, as determined by the calculation agent.
Index Sponsor	Standard and Poor’s Financial Services LLC, a subsidiary of the McGraw Hill Companies.

Determining Payment at Maturity or upon an Early Redemption

The redemption amount, if any, UBS will pay you at maturity or upon an early redemption will be calculated as follows:

$10.00 × [1 – (leverage factor × index return)] + interest amount – accrued borrow cost

Upon the occurrence of an early redemption event due to a breach of the early redemption level, the redemption amount you receive is likely to be significantly less than your initial investment in the Securities and could be zero.

In addition to being subject to the upfront fee and the accrued borrow cost, your return on the Securities will be reduced by any positive performance of the underlying index on a leveraged basis. You will have a loss on your investment if the index return is positive or not sufficiently negative to offset the effect of the upfront fee and the accrued borrow cost (after taking into account the interest amount). You may lose your entire investment in the Securities.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Optional Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the maturity date (an “optional early redemption”) on any business day during the optional redemption period (as defined below), subject to a minimum redemption amount of at least 100,000 Securities ($1,000,000 aggregate principal amount). If you elect to have UBS redeem your Securities, you will receive on the applicable early redemption settlement date, a cash payment per Security equal to the redemption amount, calculated as of the applicable valuation date. After your Securities are redeemed pursuant to an optional early redemption, no further amounts will be owed to you under the Securities.

The “optional redemption period” means the period from, and including, the first business day following the settlement date to, and including the business day that is two trading days prior to the final valuation date. You may only elect to redeem your Securities during the optional redemption period.

Redemption Procedures

The following procedures must be followed in order for your Securities to be redeemed pursuant to the optional early redemption:

(1)	You must deliver an Optional Early Redemption Request in substantially the form attached hereto as Annex A to your broker or other person through whom you hold your Securities (your “Broker”) using a delivery method acceptable to your Broker. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your Securities for the relevant deadline;
(2)	Your Broker must deliver an Optional Early Redemption Instruction in substantially the form attached hereto as Annex B, to our affiliate via fax and confirm receipt by phone call no later than 12:00 p.m. (New York City time) on any business day during the optional redemption period;
(3)	Our affiliate must acknowledge receipt of the properly completed Optional Early Redemption Instruction in order for your election to be effective. If our affiliate acknowledges receipt of the Optional Early Redemption Instruction on or prior to 3:00 p.m. (New York City time) on any business day during the optional early redemption period, the effective date for your election will be that business day, provided any other requirements relating to the Securities are satisfied. If our affiliate acknowledges receipt of the Optional Early Redemption Instruction after 3:00 p.m. (New York City time) on any business day during the optional early redemption period, the effective date for your election will be the next following business day during the optional early redemption period, provided any other requirements relating to the Securities are satisfied. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion; and
(4)	On or prior to the applicable valuation date and before the early redemption settlement date, we will provide the relevant settlement information to your Broker, and your Broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable early redemption settlement date.

All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. You must elect to redeem at least 100,000 Securities ($1,000,000 aggregate principal amount) for UBS to redeem your Securities.

Hypothetical Examples of How the Securities Perform

The following examples illustrate the calculation of the redemption amount for a hypothetical offering of the Securities under various scenarios. Each example assumes the following terms*:

Term	Approximately 1 year
Issue Price	$10.255 per Security
Principal Amount	$10.00 per Security
Initial Level	2513.93
Leverage Factor	2
Early Redemption Level	3393.81 (135% of the initial level)
*	Amounts here have been rounded for ease of analysis.

At Maturity

The following examples assume that the underlying index level never rises above the early redemption level at any time during the observation period, no hedging disruption event occurs during the term of the Securities and the Securities are redeemed at maturity. For purposes of these examples, we have assumed a total interest amount of $0.09 per Security and a total accrued borrow cost of $0.06. The actual interest amount will depend upon overnight USD LIBOR during the accrual period, which will fluctuate daily, and upon the actual number of calendar days in the accrual period and may result in a substantially different total interest amount. The actual accrued borrow cost will depend upon the excess of overnight USD LIBOR over the Fed Funds Open Rate during the accrual period, each of which will fluctuate daily, and upon the actual number of calendar days in the accrual period and may result in a substantially different total accrued borrow cost.

Example 1

On the final valuation date, the level of the underlying index closes 15% below the initial level. Since the index return is -15%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 – (2 × index return)] + interest amount – accrued borrow cost

= $10.00 × [1 – (2 × -15%)] + $0.09 – $0.06

= $13.03 per Security

In this example, given an initial investment of $10.255, the total return on the Securities is 27.06% while the index return is -15%.

Example 2

On the final valuation date, the level of the underlying index closes 15% above the initial level. Since the index return is 15%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 – (2 × index return)] + interest amount – accrued borrow cost

= $10.00 × [1 – (2 × 15%)] + $0.09 – $0.06

= $7.03 per Security

In this example, given an initial investment of $10.255, the total return on the Securities is -31.45% while the index return is 15%.

Example 3

On the final valuation date, the level of the underlying index closes equal to the initial level. Since the index return is 0%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 – (2 × index return)] + interest amount – accrued borrow cost

= $10.00 × [1 – (2 × 0%)] + $0.09 – $0.06

= $10.03 per Security

In this example, given an initial investment of $10.255, the total return on the Securities is -2.19% while the index return is 0%.

Upon an Early Redemption Event

The following examples assume that the underlying index level rises above the early redemption level during the observation period and the Securities are automatically redeemed early. For purposes of these examples, we have assumed a total interest amount of $0.03 per Security and a total accrued borrow cost of $0.02. The actual interest amount will depend upon overnight USD LIBOR over the accrual period, which will fluctuate daily, and upon the actual number of calendar days in the accrual period and may result in a substantially different total interest amount. The actual accrued borrow cost will depend upon the excess of overnight USD LIBOR and the Fed Funds Open Rate during the accrual period, each of which will fluctuate daily, and upon the actual number of calendar days in the accrual period and may result in a substantially different total accrued borrow cost.

Example 1

On the applicable valuation date, the level of the underlying index closes 40% above the initial level. Since the index return is 40%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 – (2 × index return)] + interest amount – accrued borrow cost

= $10.00 × [1 – (2 × 40%)] + $0.03 – $0.02

= $2.01 per Security

In this example, given an initial investment of $10.255, the total return on the Securities is -80.40% while the index return is 40%.

Example 2

On the applicable valuation date, the level of the underlying index closes 51% above the initial level. Since the index return is 51%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 – (2 × index return)] + interest amount – accrued borrow cost

= $10.00 × [1 – (2 × 51%)] + $0.03 – $0.02

= -$0.19 per Security

Because the redemption amount cannot be negative, the payment on the early redemption settlement date will be $0.00 per Security, and investors will suffer a total loss of the initial $10.255 investment. In this example, the total return on the Securities is -100% while the index return is 51%.

Hypothetical Return Tables

The following table illustrates the redemption amount and total return on a hypothetical offering of Securities with a maturity of approximately 1 year.

Term	Approximately 1 year
Issue Price	$10.255 per Security
Principal Amount	$10.00 per Security
Initial Level	2513.93
Leverage Factor	2
Early Redemption Level	3393.81 (135% of the initial level)

For purposes of these examples, we have assumed a total interest amount of $0.09 per Security and a total accrued borrow cost of $0.06. The actual interest amount will depend upon the overnight USD LIBOR over the accrual period, which will fluctuate daily, and upon the actual number of calendar days in the accrual period and may result in a substantially different total interest amount. The actual accrued borrow cost will depend upon the excess of overnight USD LIBOR over the Fed Funds Open Rate during the accrual period, each of which will fluctuate daily, and upon the actual number of calendar days in the accrual period and may result in a substantially different total accrued borrow cost.

Final Level	Index Return*	Redemption Amount	Total Return of the Securities* (excluding upfront fee)	Total Return of the Securities* (including upfront fee)
4022.29**	60.00%**	$0.00	-100.00%	-100.00%
3770.90**	50.00%**	$0.03	-99.70%	-99.71%
3519.50**	40.00%**	$2.03	-79.70%	-80.20%
3268.11	30.00%	$4.03	-59.70%	-60.70%
3016.72	20.00%	$6.03	-39.70%	-41.20%
2765.32	10.00%	$8.03	-19.70%	-21.70%
2513.93	0.00%	$10.03	0.30%	-2.19%
2262.54	-10.00%	$12.03	20.30%	17.31%
2011.14	-20.00%	$14.03	40.30%	36.81%
1759.75	-30.00%	$16.03	60.30%	56.31%
1508.36	-40.00%	$18.03	80.30%	75.82%
1256.97	-50.00%	$20.03	100.30%	95.32%
1005.57	-60.00%	$22.03	120.30%	114.82%
*	Return figures depicted above are not annualized. Annualized return figures would express a greater percentage loss on an investment in the Securities if they are redeemed early.
**	An early redemption event will occur if either (i) the underlying index is greater than the early redemption level at any time on any index business day during the observation period, including at the close of trading or (ii) a hedging disruption event occurs. Because this final level is greater than the early redemption level, an early redemption event would have occurred (unless such day is the final valuation date).

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the offering of Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section beginning on page PS-15 of the Short Leverage Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

➢	Risk of loss with leveraged inverse exposure — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities at maturity. You can lose all or substantially all of your investment in the Securities. In addition to being subject to the upfront fee and the accrued borrow cost, to the extent that the final level appreciates above the initial level, your loss will be multiplied by the leverage factor, and the return on the Securities will decline at a rate that will exceed the rate of appreciation of the underlying index. If the index return is negative, but the decline in the level of the underlying index is insufficient to offset the effect of the upfront fee and the accrued borrow cost (after taking into account the interest amount), you will have a loss on your investment in the Securities.
➢	The appreciation of the underlying index will negatively affect your returns — The Securities are designed to yield a positive return only if the final level of the underlying index is below its initial level on the applicable valuation date. Due to having inverse exposure to the performance of the underlying index, any increase in the level of the underlying index over the term of your Securities will adversely affect your return on, and the trading value of, the Securities. While the Securities are structured to provide positive leveraged returns in a bearish environment, we cannot assure you of the economic environment during the term of your Securities.
➢	Increased sensitivity to market risk — The return on the Securities is linked to the inverse performance of the underlying index and indirectly linked to the value of the stocks (“index constituent stocks”) comprising the underlying index. Because your investment in the Securities contains a leverage component, changes in the level of the underlying index will have a greater impact on the amount payable on your Securities. In particular, any increase in the closing level of the underlying index as of the applicable valuation date will result in a significantly greater decrease in the amount payable under the Securities at maturity or upon an early redemption.
➢	The upfront fee and the accrued borrow cost will have a negative effect on the return potential of the Securities — The initial price of the Securities exceeds the $10.00 principal amount per Security by the amount of the upfront fee. Because the redemption amount is calculated on the basis of the principal amount and not the issue price, the upfront fee represents an immediate cost to you and will not grow along with any depreciation of the underlying index. In addition, the calculation of the redemption amount includes an accrued borrow cost that reduces the overall return of the Securities. Therefore, if the index return is negative, but the decline in the level of the underlying index is insufficient to offset the effect of the upfront fee and the accrued borrow cost (after taking into account the interest amount), you will have a loss on your investment in the Securities.
➢	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
➢	The Securities are subject to an automatic early redemption feature that may terminate your leveraged exposure to the underlying index — The Securities will be automatically redeemed early if either (i) the underlying index level at any time on any index business day during the observation period is greater than the early redemption level or (ii) a hedging disruption event occurs. Following an early redemption event due to a breach of the early redemption level, UBS will pay you a redemption amount that will likely be significantly less than your initial investment in the Securities and could be zero. If your Securities are subject to an early redemption, the interest amount will cease to accrue and you will not be entitled to any further payments after the early redemption settlement date, including any payment at maturity, even if the level of the underlying index declines substantially subsequent to the early redemption.
➢	The underlying index level is subject to continuous monitoring during the observation period — For purposes of determining whether an early redemption event has occurred, the underlying index level will be subject to continuous monitoring during the observation period. Because the underlying index level is subject to continuous monitoring, an early redemption event will occur if the underlying index level rises above the early redemption level at any time of day during the observation period. Continuous monitoring of the underlying index may result in an early redemption of your Securities that may not have occurred if the underlying index level were instead subject to monitoring at discrete moments during the observation period.
➢	The potential return from short exposure to the underlying index is limited — Because the Securities offer short exposure to the underlying index, the potential return of the Securities will be limited by the fact that the index return can never be less than -100%.
➢	The daily borrow cost is subject to market conditions which will vary during the term of your Securities — The daily borrow cost is calculated based upon a floating borrow notional and a floating borrow rate. As the underlying index increases, the borrow notional will increase and the accrued borrow cost will increase faster. As any positive spread between overnight USD LIBOR minus the Fed Funds Open Rate increases, the borrow rate will increase and the accrued borrow cost will increase faster. Because the accrued borrow cost negatively impacts any return on your Securities, increases in the underlying index level or in any positive spread between overnight USD LIBOR minus the Fed Funds Open Rate will increase the negative impact of the borrow cost on your Securities.
➢	Reinvestment risk — If the Securities are redeemed prior to maturity pursuant to an early redemption event or optional early redemption, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities, if any, in a comparable investment with similar characteristics as the Securities.
➢	Minimum optional early redemption amount — In order to exercise the optional early redemption feature, you must elect to redeem at least 100,000 Securities ($1,000,000 aggregate principal amount). The minimum optional early redemption amount of $1,000,000 stated principal amount of Securities (100,000 Securities) and the procedures involved in any optional early redemption represent substantial restrictions on your ability to cause UBS to redeem your Securities. If you own Securities with an aggregate stated principal amount of less than $1,000,000, you will not be able to cause UBS to redeem your Securities. You may only elect to redeem your Securities during the optional redemption period.
➢	Your optional redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and before the redemption amount is determined on the applicable valuation date.
➢	No interim interest payments — We will not pay you periodic interest during the term of the Securities. The interest amount is included in the calculation of the redemption amount and will only be paid on the early redemption settlement date or maturity date, as applicable. Although the interest amount will be calculated based upon daily compounding, you will not be able to reinvest the accrued interest amount in an alternative investment prior to an early redemption or the maturity date.
➢	No dividend payments — You will not receive any dividend payments or other distributions on any index constituent stocks. Dividends are nominally reinvested in the underlying index each month and may adversely affect the value of your Securities.
➢	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.
➢	Owning the Securities is not the same as owning or taking a short position directly in the index constituent stocks — Owning the Securities is not the same as owning or taking a short position directly in the index constituent stocks. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks may have.
➢	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will fall below the initial level. The final level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors, including any dividends paid, that affect the index constituent stocks. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.
➢	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS. In addition, any price for the Securities prior to maturity may be subject to a spread that reflects, among other things, any hedging or unwind costs incurred by the issuer or its affiliates.
➢	Impact of fees on the performance of the Securities — Because the issue price includes an upfront fee, the value of the Securities immediately after the trade date will be less than the issue price you paid. Because the redemption amount is reduced by the accrued borrow cost, the value of the Securities prior to and at redemption will be negatively impacted by the accrued borrow cost.
➢	Potential of UBS transactions to impact on price — Trading or transactions by UBS or its affiliates in the underlying index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index, may affect the performance of the underlying index and, therefore, the market value of the Securities.
➢	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the redemption amount and whether an early redemption event has occurred. The calculation agent can postpone the determination of the final level if a market disruption event occurs and is continuing on the final valuation date.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.
➢	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
➢	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.255 per Security to any of our affiliates acting as agents or dealers in connection with the structuring and distribution of the Securities.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hedging Disruption Event

The Securities will be subject to an early redemption upon the occurrence of a hedging disruption event. Any of the following will be a hedging disruption event, in each case as determined by the calculation agent:

➢	due to (i) the adoption of, the effectiveness of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order, in each case occurring on or after the trade date for the Securities, the calculation agent determines that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the Securities (“hedge positions”);
➢	UBS or its affiliates would incur a rate to borrow a material number of the index constituent stocks that is greater than the sum of the reference rate plus 0.50%; or
➢	any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to create, unwind or maintain all or a material portion of any hedge positions with respect to your Securities that we or our affiliates have effected or may effect.

The S&P 500® Total Return Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Total Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a subsidiary The McGraw-Hill Companies, Inc. (“S&P”). UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Total Return Index.

The S&P 500® Total Return Index is a measure of the total return of the stocks comprising the S&P 500 ® Index that includes dividends by adding the daily indexed dividend returns on those stocks to the daily price change of the S&P 500® Index. The S&P 500® Total Return Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex-date in calculating the S&P 500® Total Return Index. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

The S&P 500® Total Return Index and the S&P 500® Index are published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500 ® Index, with the number of companies included in each group as of September 28, 2012 indicated below: Consumer Discretionary (80); Consumer Staples (41); Energy (45); Financials (81); Health Care (52); Industrials (60); Information Technology (71); Materials (31); Telecommunications Services (8); and Utilities (31).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Total Return Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the underlying index, as reported by Bloomberg Professional® service (“Bloomberg”). UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the underlying index on September 28, 2012 was 2513.93. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	2273.41	2008.71	2088.42
4/2/2008	6/30/2008	2258.74	2028.89	2031.47
7/1/2008	9/30/2008	2076.59	1765.72	1861.44
10/1/2008	12/31/2008	1853.26	1206.04	1452.98
1/2/2009	3/31/2009	1503.87	1095.04	1292.98
4/1/2009	6/30/2009	1541.70	1314.63	1498.94
7/1/2009	9/30/2009	1755.99	1434.50	1732.86
10/1/2009	12/31/2009	1857.89	1680.70	1837.50
1/4/2010	3/31/2010	1943.70	1744.37	1936.48
4/1/2010	6/30/2010	2017.19	1715.23	1715.23
7/1/2010	9/30/2010	1920.84	1701.86	1908.95
10/1/2010	12/31/2010	2117.83	1902.15	2114.29
1/3/2011	3/31/2011	2263.79	2121.94	2239.44
4/1/2011	6/30/2011	2305.76	2146.45	2241.66
7/1/2011	9/30/2011	2298.31	1903.47	1930.79
10/3/2011*	12/30/2011	2196.13	1875.95	2158.94
1/3/2012	3/30/2012	2443.64	2192.40	2430.67
4/2/2012	6/29/2012	2449.08	2214.41	2363.79
7/2/2012*	9/28/2012*	2506.37	2318.09	2513.93
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through September 28, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of the underlying index from January 3, 2000 to September 28, 2012, based on information from Bloomberg. The dotted line represents the early redemption level of 3393.81, which is equal to 135% of the closing level of the underlying index on September 28, 2012. Past performance of the underlying index is not indicative of the future performance of the underlying index.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-38 of the Short Leverage Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, and if you acquired your Securities upon initial issuance and hold them to maturity, you should generally recognize long-term capital gain or loss upon maturity of your Securities, in each case, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities (including the upfront fee). If Securities become subject to an early redemption event or optional early redemption, you should generally recognize short-term capital gain or loss upon the redemption of your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-39 of the Short Leverage Securities product supplement, including the possible separate treatment of the upfront fee, interest amount and accrued borrowing cost.

It is possible that the IRS may assert that the upfront fee should not be includable in the tax basis of your Securities, and that the borrow costs and dividend equivalent element of the underlying index are separate expenses, so that such amounts should be treated as investment expenses, which for individuals would be deductible only as a miscellaneous itemized deduction. Miscellaneous itemized deductions are generally deductible only to the extent that the aggregate of such deductions exceed 2% of the taxpayer’s adjusted gross income, and are not deductible in determining alternative minimum tax. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect of your Securities. It is also possible that you would be required to include the interest amount in ordinary income either upon the sale, redemption or maturity of the Securities or over the term of your Securities even though you will not receive any payments from us until redemption or maturity of your Securities.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Securities is determined, even though you will not receive any amounts form the issuer in respect of your Securities prior to the redemption or maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities prior to the redemption of maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities that is less than on year even if you receive cash upon the redemption of maturity of your Securities at a time that is more than one year after the beginning of your holding period. There may be also be a risk that the Internal Revenue Service could assert that the Securities should not give rise to long-term capital gain or loss because the Securities offer exposure to a short investment strategy.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-38 of the Short Leverage Securities product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Medicare Tax on Net Investment Income.  Beginning in 2013, United States holders that are individuals, estates, and certaint rusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. Holders should consult their advisers with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets.  Under recently enacted legislation, United States holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders.   We currently do not withhold for tax on payments made to non-U.S. holders of the Securities provided a valid IRS Form W-8 is executed. However, it is possible that future guidance or legislation could require us to withhold on any such payments.

Section 871(m) of the Internal Revenue Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S.-source dividends, including payments or adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents that are subject to U.S. withholding tax. If enacted in their current form, the regulations would not impose a withholding tax on payments made on the Securities that are treated as dividend equivalents as the Securities mature prior to January 1, 2014.

Sections 1471 through 1474 of the Internal Revenue Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain U.S. source payments, and “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Pursuant to proposed Treasury Department regulations, if finalized in their current form, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on January 1, 2013 (and are not materially modified after December 31, 2012) or mature prior to January 1, 2014. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Non-U.S. holders also are subject to the general rules regarding information reporting and backup withholding described under the heading “Supplemental U.S. Tax Considerations - Non-United States Holders on page PS-41 of the Short Leverage Securities product supplement.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price to public set forth on the cover of this pricing supplement less an underwriting discount. UBS Securities LLC will be entitled to receive a structuring fee for the Securities. The upfront fee included in the issue price for the Securities will be distributed to UBS Financial Services Inc. and UBS Securities LLC in the form of the underwriting discount and the structuring fee, respectively, as set forth on the cover of this pricing supplement.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the upfront fee) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Leverage Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

➢	Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
➢	Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
➢	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

ANNEX A

INSTRUCTIONS TO INVESTOR OR AUTHORIZED PARTY:  In order to request an Optional Early Redemption of your Securities, please complete and sign the Optional Early Redemption Request below and deliver it to your broker or other person through whom you hold your Securities (your “Broker”) using a delivery method acceptable to your Broker.

INSTRUCTIONS TO BROKER:  Upon receipt of this Optional Early Redemption Request: (1) please confirm that the information is accurate and (2) please complete an Optional Early Redemption Instruction and follow the instructions set forth therein. A form of Optional Early Redemption Instruction can be found as ANNEX B to the pricing supplement for the Securities dated September 28, 2012.

OPTIONAL EARLY REDEMPTION REQUEST
(to be completed by investor or authorized party)

To:
   (Name of broker or other person through whom you hold your securities (your “Broker”))

Subject:  UBS AG Short Leverage Securities Notice of Early Redemption, CUSIP No. 90269V439 (the “Securities”)

Name of account holder:

Account number:

Broker contact name:

Number of Securities to be redeemed:
(minimum 100,000 Securities)

I hereby irrevocably request the early redemption of the Securities described above.

I understand that these Securities will not be redeemed unless my Broker properly completes and delivers an Early Redemption Instruction to UBS Securities LLC and the requirements specified in the product supplement, dated September 14, 2012, and the pricing supplement, dated September 28, 2012, relating to the Securities (the “Offering Documents”) are satisfied.

Provided all requirements are satisfied, I understand that the valuation date for these Securities will be the first trading day following the redemption notice date, as described in the Offering Documents (subject to postponement upon the occurrence of a market disruption event as described in the Offering Documents).

Signed,

Name:

Telephone:

E-mail:

Date:

A-1

ANNEX B

INSTRUCTIONS TO BROKER:  In order to request an Optional Early Redemption of your client's Securities: (1) please complete and sign the Optional Early Redemption Instruction below and fax it to UBS Securities LLC at 203-719-0943 and (2) please call UBS Securities LLC at 203-719-3300 to confirm the instruction has been received. Once UBS Securities LLC provides you with the relevant settlement information, please contact your DTC settlements area to book the transaction.

OPTIONAL EARLY REDEMPTION INSTRUCTION
(to be completed by Broker)

To: UBS Securities LLC

Subject: UBS AG Short Leverage Securities Notice of Early Redemption, CUSIP No. 90269V439 (the “Securities”)

A holder of the Securities has irrevocably elected to exercise the Optional Early Redemption with respect to the number of Securities indicated below.

Number of Securities to be redeemed:
(minimum 100,000 Securities)

DTC # (and any relevant sub-account):

Contact name for DTC settlements:

Contact telephone for DTC settlements:

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified above at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Early Redemption Settlement Date.

The undersigned acknowledges that if UBS Securities LLC acknowledges receipt of this Optional Early Redemption Instruction on or prior to 3:00 p.m. (New York City time) on any business day, the effective date for this election will be that business day, provided any other requirements in the product supplement, dated September 14, 2012 and the pricing supplement, dated September 28, 2012, relating to the Securities (the “Offering Documents”) are satisfied. If UBS Securities LLC acknowledges receipt of this Optional Early Redemption Instruction after 3:00 p.m. (New York City time) on any business day, the effective date for this election will be the next following business day, provided any other requirements relating to the Securities in the Offering Documents are satisfied.

Signed,

(Name of Broker)

By:

Title:

Telephone:

Fax:

E-mail:

SETTLEMENT INFORMATION
(to be completed by UBS Securities LLC and returned to Broker)

DTC #:	642	Price per Security:

Contact name for DTC settlements:		Valuation Date:
Contact telephone for DTC settlements:		Early Redemption Settlement Date:

B-1